UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 15, 2014

CARBON NATURAL GAS COMPANY
(Exact name of registrant as specified in charter)

Delaware	000-02040	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 1170, Denver, Colorado	80290
(Address of principal executive offices)	(Zip code)

(720) 407-7043
(Registrant's telephone number including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

On October 15, 2014, Nytis Exploration Company LLC (“Nytis LLC”), a Delaware limited liability company (and subsidiary of the registrant, Carbon Natural Gas Company, a Delaware corporation (“Carbon”)), entered into a Purchase and Sale Agreement (the “PSA”) among Liberty Energy LLC, a Massachusetts limited liability company (“Liberty” and with Nytis LLC, the “Sellers”) and an undisclosed purchaser (the “Buyer”), for the sale of a portion of the Sellers’ interest in rights below the base of the Clinton Formation (the “Deep Rights”) underlying certain oil and gas leases located in Kentucky and West Virginia (the “Leases”).

Pursuant to the PSA, the Sellers will reserve (i) a minority working interest in the Deep Rights, (ii) an overriding royalty interest in certain of the Deep Rights and (iii) all rights from the surface to the base of the Clinton formation underlying the Leases. In consideration of the conveyance of the Deep Rights, Buyer will pay to Sellers cash at closing (the “Purchase Price”); Nytis LLC’s share of the Purchase Price will be approximately $12 million.

Under the terms of the PSA, the Purchase Price (and, therefore, Nytis LLC’s portion) may be adjusted (i) upward to account for any taxes, lease rentals, lease renewal payments and other maintenance costs associated with the Leases paid by Sellers that are attributable to the period after August 1, 2014 (the “Effective Date”) as well as for any Deep Rights underlying additional oil and gas leases conveyed by Sellers and (ii) downward to account for title defects, adverse environmental conditions, and any leases Buyer elects to exclude due to such lease having a remaining primary term of less than one year from the Effective Date.

The closing of the PSA transaction is subject to due diligence by the Buyer. The PSA contains customary representations, warranties and covenants by the parties. The PSA may be terminated by the Sellers or the Buyer: (i) if the downward adjustments to the Purchase Price attributable to title defects or adverse environmental conditions exceed certain thresholds; (ii) if the representations and warranties by either party fail to be materially correct at closing; or (iii) if either party fails to perform or satisfy covenants required for closing. The PSA provides for a closing date no later than 60 days from the date of the PSA.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARBON NATURAL GAS COMPANY

/s/ Patrick R. McDonald
Patrick R. McDonald, CEO
Dated: October 17, 2014